Exhibit 4.5 Form of letter to investors

UNITY WIRELESS CORPORATION

7438 Fraser Park Drive

Burnaby, BC V5J 5B9

Tel: (800) 337-6642

Date: February 9, 2005

Dear Warrantholder:

Re: Warrants dated August 31, 2004 at an exercise price of $0.20 per share issued by us in connection with an August 31, 2004 financing (“2004 Financing”).

Until April 13, 2005, we are offering (the “reduced price offer”) to the holders of these Warrants who invested in a February 11, 2005 financing (the “2005 Financing”) the right to exercise a portion of the Warrants at $0.15 per share. The number of Warrants entitled to the reduced $0.15 exercise price shall be based on the pro rata portion of the amount invested by the holder in the 2005 Financing to the amount invested by such holder in the 2004 Financing.

For example, assume that a warrant holder invested $1,000,000 in the 2004 Financing and received 2,500,000 warrants, and that the same warrant holder invests $500,000 in the 2005 Financing, until April 13, 2005, that warrant holder may exercise 1,250,000 of his 2004 warrants at the reduced $0.15 exercise price.

If you wish to accept this offer, we must by April 13, 2005 receive your warrant certificate and the full exercise price.

A registration statement for the Warrants is currently effective (the “2004 Registration Statement”), and we have also agreed to file a registration statement for the 2005 Financing (the “2005 Registration Statement”). If the filing of the 2005 Registration Statement causes the 2004 Registration Statement to cease to be effective as of any date (the “Suspension Date”), then

1. The reduced price offer will not expire until the 2004 Registration Statement is again effective (the date of such renewed effectiveness being referred to as the “Reinstatement Date”) and there has elapsed after the Reinstatement Date a number of days equal to the number of days from the Suspension Date until the earlier of the Reinstatement Date or April 13, 2005.

2. Unity will extend the expiration date of the Warrants by the number of days between the Suspension Date and the Reinstatement Date.

You should discuss this offer with your personal advisers.

Sincerely,

_______________

Dallas Pretty, CFO